EXHIBIT 3.9

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HAHT COMMERCE, INC.

* * * * *

FIRST:                      The name of the Corporation is HAHT COMMERCE, INC.

SECOND:                 The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:                     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH:                 The total authorized capital stock of the Corporation shall consist of 1000 shares of common stock, par value $0.01 per share.

FIFTH:                      The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH:                      Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH:

(1)           A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(2)           (a)           Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law.

The right to indemnification conferred in this ARTICLE SEVENTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE SEVENTH shall be a contract right.

(b)           The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(3)           The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware Law.

(4)           The rights and authority conferred in this ARTICLE SEVENTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(5)           Neither the amendment nor repeal of this ARTICLE SEVENTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE SEVENTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

EIGHTH:                   The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and, with the sole exception of those rights and powers conferred under the above ARTICLE SEVENTH, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.